EXHIBIT C

New Mountain Guardian IV Unlevered BDC, L.L.C.

1633 Broadway, 48th Floor

New York, New York 10019

May 23, 2023

New Mountain Guardian IV Unlevered BDC, L.L.C.

New Mountain Guardian Investments IV Unlevered, L.L.C.

1633 Broadway, 48th Floor

New York, New York 10019

To Whom It May Concern:

Reference is made to the Amended and Restated Limited Liability Company Agreement of New Mountain Guardian IV Unlevered BDC, L.L.C. (the “Fund”), dated as of May 17, 2023 (the “LLC Agreement”), by and among the Fund, New Mountain Finance Advisers BDC, L.L.C., and the members named in the books and records thereof. Capitalized terms used herein without definition have the same meanings as in the LLC Agreement.

1.        Sponsor Commitment. New Mountain Guardian Investments IV Unlevered, L.L.C. (the “Sponsor”) hereby makes a Capital Commitment to the Fund in an amount equal to $24,999,000.00 (the “Sponsor Commitment”). The terms and conditions of the Sponsor Commitment will be as set forth in the LLC Agreement and the Sponsor agrees to be bound by the terms and provisions of the LLC Agreement. The Sponsor by executing this letter agreement hereby appoints any duly authorized representative of the Fund, with full power of substitution, as the Sponsor’s true and lawful representative and attorney-in-fact, and agent of the Sponsor, to execute, acknowledge, verify, swear to, deliver, record and file, in the Sponsor’s name, place and stead, the LLC Agreement, any amendments to the LLC Agreement (approved in accordance therewith) or any other agreement or instrument that the Fund deems appropriate solely to admit the Sponsor as a unitholder of the Fund. The Fund hereby accepts the Sponsor Commitment.

2.        Headings. The headings contained in this letter agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this letter agreement.

3.        Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.        Counterparts. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

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New Mountain Guardian Investments IV UNLEVERED, L.L.C.

By:	/s/ Steven B. Klinsky
Steven B. Klinsky, Member

Agreed and accepted as of the date first set forth above:
New Mountain Guardian IV UNLEVERED BDC, L.L.C.

By:	/s/ Adam Weinstein
Name: Adam Weinstein
Title: Director and Executive Vice President